MEMORANDUM OF UNDERSTANDING



This Memorandum of Understanding ("MOU") is entered into this __ day of August 2004

BY AND BETWEEN:

          (1) Southern Gas Company, a limited liability company incorporated under the laws of the Russian Federation (INN: 6164207982, Certificate of registration of legal person, series 61 No. 003266599), having its registered office at 344082, Rostov-on-Don, 30 B. Sadovaya Street, Russia,

                  hereinafter referred to as "SOUTHERN GAS",

          (2) The "Southern Gas Equity Owners" who have executed this MOU on the signature page hereof;

AND:

          (3) American United Global, Inc., a company incorporated under the laws of the United States, State of Delaware, having its registered office at 11108 N.E. 106th Place, Kirkland, Washington 98033, United States,

          hereinafter referred to as "AUGI",

SOUTHERN GAS, the Southern Gas Equity Owners and AUGI are hereinafter referred to as the Party or collectively as the "Parties".

BACKGROUND

A. SOUTHERN GAS is a company that, through its subsidiaries and divisions, currently owns (a) approximately 17% of DonGasDolycha, a company that extracts natural gas (the "Extraction Company"), (b) 100% of a company that supplies equipment to natural gas extraction and pipeline companies (the "Equipment Company"), and (c) 100% of a company that operates a pipeline of approximately
3.5 miles from Rostov to the Ukraine (the "Pipeline Company").

B. SOUTHERN GAS intends to purchase the remaining 83% equity interest in Extraction Company.

C. AUGI is a publicly traded United States corporation, whose shares of common stock, $.01 par value per share (the "AUGI Common Stock") trades on the Over-the-Counter pink sheets under the symbol "AUGBPK".

D. SOUTHERN GAS and the Southern Gas Equity Owners are interested in selling 100% of the share capital, members interest or other equity (the "Southern Gas Group Equity") of SOUTHERN GAS and its Extraction Company, Equipment Company and Pipeline Company (collectively referred to herein as the "Southern Gas Group") to AUGI, all upon the terms and subject to the conditions hereinafter set forth.

E. AUGI agrees in principle to purchase the Southern Gas Equity, all upon the terms and subject to the conditions as hereinafter set forth;



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

F. The Parties wish to enter into this MOU setting out the principal points of understanding on which the Parties have already reached an agreement.

Article 1 - Purchase and Sale of Southern Gas Equity; the AUGI Shares

1.1 Sale and Transfer of Southern Gas Equity. On the "Closing Date" (as defined herein) and subject to the terms and conditions of the "Final Agreement" (as defined herein), a newly formed subsidiary or affiliated limited liability company or related entity to be wholly-owned by AUGI (the "BUYER") shall purchase, and the Southern Gas Equity Owners and/or SOUTHERN GAS shall directly sell and transfer, and shall cause the other members of the Southern Gas Group to sell and transfer, to the BUYER, all of the Southern Group Equity. As used in this MOU and in the Final Agreement, the sale to the BUYER of the Southern Group Equity shall entitle the Buyer to own 100% of all of the tangible and intangible assets, wherever located, that are used in connection with the operation of the businesses of the Extraction Company, the Pipeline Company and the Equipment Company (collectively, the "Southern Gas Business"). Such assets shall include, as at the Closing Date:

     (a) all trade names, trademarks, copyrights, letters patent, patent applications and other intellectual property relating to the Southern Gas Business (collectively, "Intellectual Property");

     (b) all leases, certificates, governmental approvals, registrations, permits, register of rights, contracts, agreements, licenses, sales agreements, purchase orders and other documentation and other legal rights relating to the Southern Gas Business (the "Contract Rights and Permits");

     (c) all machinery and equipment, gas leases, real estate (owned or leased) and improvements (collectively, "Fixed Assets")

     (d) all tools, molds, dyes, spare parts, material handling equipment, and other related items of personal property; and certain scheduled office equipment, including furniture and computers (the "Personal Property");

     (e) all computer programs, software, customer and vendor lists, billing and materials records and other written and computer data and information related to the Southern Gas Business, including, without limitation, the economic resource and planning systems and computer systems (collectively, "Business Data");

     (f) all inventories of raw materials, work in progress and finished goods relating to the Southern Gas Business (the "Stock");

     (g) all minereal rights, and all rights to approximately 17.5 billion cubic meters of proven gas reserves and thirteen income producing gas wells (the "Gas and Mineral Reserves");

     (h) all royalties, rents, accounts receivable from customers of the Southern Gas Business and all other rights to receive payment in connection with products or services sold by the Southern Gas Business (the "Receivables"); and

     (i) the commerce stream and goodwill of the Southern Gas Business as a going concern ("Goodwill").



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

1.2 Estimated Southern Gas Group Financial Information. On the Closing Date, it is estimated that the Southern Gas Group will have net tangible assets of approximately (U.S.) $10.5 million and no indebtedness for money borrowed.

1.3  Consideration.

     In sole consideration for its acquisition of the Southern Gas Group Equity and the Southern Gas Business, on the Closing Date, the owners of the Southern Gas Group Equity (the "Southern Gas Equity Owners") shall receive an aggregate of 32.773 million shares of AUGI Common Stock (the "AUGI Shares"). The AUGI Shares to be issued on the Closing Date shall, when issued, represent 70% of the "Fully-Diluted AUGI Common Stock." The term "Fully-Diluted AUGI Common Stock" means sum of (a) all of the shares of AUGI Common Stock to be issued and outstanding on the Closing Date, plus
     (b) all additional shares of AUGI Common Stock that are issuable upon conversion of any outstanding convertible AUGI securities or upon exercise of all outstanding AUGI stock options, warrants or other rights to purchase AUGI Common Stock. Accordingly, there shall be not more than 14.0 million shares of Fully-Diluted AUGI Common Stock issued or issuable on the Closing Date immediately prior to the issuance of the 32.773 million AUGI Shares to the Southern Gas Equity Owners.

Article 2 - Final Agreement; Closing

2.1. Final Agreement. By no later than October 15, 2004 the Parties shall have negotiated in good faith and entered into a definitive securities purchase agreement for the purchase of the Southern Gas Group Equity by AUGI and the Buyer and the issuance of the AUGI Shares to the Southern Gas Equity Owners, which agreement shall incorporate the terms and conditions set forth in this MOU and such other terms and conditions as the Parties shall mutually agree (the "Final Agreement").

2.2. Closing Date. The Parties shall use their collective best efforts to meet the conditions to closing and proceed to completion of the transactions contemplated by the Final Agreement by a date (the "Closing Date") shall be not later than December 31, 2004.

2.3. Representations and Warranties. In the Final Agreement, each of SOUTHERN GAS and AUGI will make representations and warranties that are customary for transactions of this type. The Southern Gas Equity Owners, on behalf of SOUTHERN GAS, and Robert M. Rubin, on behalf of AUGI, shall also confirm the accuracy of the representations and warranties of SOUTHERN GAS and AUGI, respectively, set forth in the Final Agreement.

Article 3 - Due Diligence Investigations

3.1 AUGI Due Diligence. In connection with the proposed transaction, SOUTHERN GAS shall give full and complete access during normal business hours to AUGI, and those persons authorised by it, to the premises, operations and properties of SOUTHERN GAS and the Southern Gas Group and all such
     Intellectual Property, Contract Rights, Business Data, Gas Reserves information, financial statements, work papers, financial records, title deeds, books, Receivables, Stock records and extracts thereof relating to the Southern Gas Business, as AUGI reasonable deems necessary in order to conduct a thorough business, financial and legal due diligence investigation of the Southern Gas Business in order for AUGI to proceed to Closing.



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

3.2 Southern Gas Due Diligence. Similarly, AUGI shall give full and complete access during normal business hours to SOUTHERN GAS, and those persons authorised by it, to the premises, operations and properties of AUGI and all financial statements, work papers, financial records, title deeds, books, and extracts thereof relating to the operations and financial condition of AUGI, as the Southern Gas Equity Owners reasonable deems necessary in order to conduct a thorough business, financial and legal due diligence investigation of AUGI in order for the Southern Gas Equity Owners to proceed to Closing.

Article 4 - Conditions to Closing

Consummation of the transactions contemplated by this MOU and the Final Agreement (the "Transaction") will be subject to the is subject to the following conditions to Closing (the "Closing Conditions"):

(a) AUGI Stockholder Approval. The Transaction shall have been approved by the holders of a majority of the outstanding voting AUGI Common Stock.

(b) Equity Dividends to Existing AUGI Stockholders. The dividend and distribution to the stockholders of AUGI prior to the Closing Date (the "Existing AUGI Stockholders") of all of the capital stock of Western Power & Equipment Corp., Infomedics Corporation and Sponge Tech Corp. that is or will be owned by AUGI immediately prior to the Closing Date. Accordingly, except for its ownership of the Southern Gas Group Equity, at the Closing of the Transaction, AUGI will have no other equity investments in any other business.

(c) UPS Contingent Liability. The receipt of either (i) a legal opinion in form and content satisfactory to the Southern Gas Equity Owners or their legal counsel to the effect that the approximately $2.5 million obligation to United Parcel Service ("UPS"), currently carried as a contingent liability on the books of AUGI, is no long a contingency as the same is barred by the applicable statute of limitations, or (ii) a written agreement or general release from UPS releasing AUGI from such liability (the "UPS Release"), or
     (iii)  in  the  absence  of  such  legal   opinion  or  UPS   Release,   an
     indemnification to AUGI against any such liability to UPS by Robert M. Rubin or another source deemed creditworthy by SOUTHERN GAS;

(d) E-Global Contingent Liability. With respect to the contingent liability of approximately $2.5 million currently carried on the financial statements of AUGI that may be owed to third parties that leased equipment to a former AUGI subsidiary that was previously sold by AUGI to E-Global (the "E-Global Liability"), at the Closing, either (i) Robert M. Rubin, or another source deemed creditworthy by SOUTHERN GAS shall indemnify defend and hold harmless, AUGI and its operating subsidiaries from any costs, expense or other liability that may be incurred in connection with the E-Global Liability, or (ii) AUGI and the Southern Gas Equity Owners shall receive a satisfactory legal opinion, to the effect that the E-Global Liability no longer represents a legal liability of AUGI.

(e) AUGI Bridge Notes. Prior to the Closing Date, AUGI will either (i) arrange to sell to a person deemed creditworthy by SOUTHERN GAS, the approximately $1.7 million note of New York Medical, Inc. owed to AUGI and which is overdue, in consideration for which such person shall indemnify, defend and hold harmless AUGI from and against any and all liabilities and obligations owed to the persons who purchased an aggregate of $1.5 million of AUGI bridge notes (the "AUGI Bridge Notes") that are now overdue and in default; or (ii) the holders of such AUGI Bridge Notes shall agree to cancel such AUGI Bridge Notes in exchange for shares of AUGI Common Stock (the "Bridge Note Exchange"); which additional share issuances shall only dilute the equity of the current AUGI stockholders, and not adversely affect the Southern Gas Equity Owners' receipt of AUGI Shares representing 70% of the Fully-Diluted AUGI Common Stock. In substance, as at the Closing Date of the Transaction, AUGI shall have no further liability or obligations in respect of such AUGI Bridge Notes, or shall be indemnified from any such obligations in a manner satisfactory to SOUTHERN GAS and the Southern Gas Equity Owners.



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

(f) Aggregate AUGI Liabilities. On the Closing Date, the aggregate amount of all indebtedness and other liabilities of AUGI and any of its subsidiaries that are not indemnified against (in a manner satisfactory to SOUTHERN GAS and the Southern Gas Equity Owners) shall not exceed $100,000 in the aggregate, inclusive of any obligations of AUGI to Howard Katz disclosed in existing AUGI public filings.

(g) Confirmation of Conditions and Collateral to Secure Indemnities. On or before the Closing Date, SOUTHERN GAS and the Southern Gas Equity Owners shall:

     (i) have received a satisfactory legal opinion from counsel to AUGI as to the matters set forth in (1) Section 4(a), (2) Section 4(b), (3) absent the UPS Release or a satisfactory indemnification, Section 4(c) above, and (4) absent a satisfactory indemnification, Section 4(d) above; and

     (ii) in the absence of a UPS Release, a Bridge Note Exchange, or satisfactory legal opinions, the Southern Gas Equity Owners will receive from Robert M. Rubin or other persons independent collateral to secure their indemnification obligations to AUGI, all in form and content deemed satisfactory to the Southern Gas Equity Owners.

(h) Audited Financial Statements. On or before the Closing Date, SOUTHERN GAS and the other members of the Southern Gas Group shall provide AUGI with audited financial statements (balance sheets, statements of income, and statements of cash flows and members or shareholders' equity) as at each of December 31, 2003 and December 31, 2002, and for the two fiscal years then ended (the "Audited Financial Statements"). On or before the Closing Date, SOUTHERN GAS and the other members of the Southern Gas Group shall provide AUGI with additional Audited Financial Statements as at September 30, 2004 and for the nine months then ended. All Audited Financial Statements shall have been audited in accordance with United States generally accepted accounting principles and comply with Regulation S-X under the Securities Act of 1933, as amended. SOUTHERN GAS shall retain, at its expense, a "big four" international firm of accountants (Ernst & Young,
     PricewaterhouseCoopers, Deloitte & Touche, KPMG Peat Marwick, or equivalent) to audit such Audited Financial Statements.

(i) Satisfactory Due Diligence. SOUTHERN GAS shall have satisfied the conditon set forth in Section 5(g) above, and AUGI shall have concluded a satisfactory Due Diligence investigation of the Southern Gas Group and the Southern Gas Business, their assets, properties, financial condition and prospects. Conversely, AUGI shall have satisfied the conditions set forth in Sections 5(a) through 5(f) above and SOUTHERN GAS shall have otherwise concluded a satisfactory Due Diligence investigation of AUGI, its assets, properties and financial condition.

(j) Final Agreement. On or prior to October 15, 2004 the Parties shall have duly executed and delivered the Final Agreement. In case the Final Agreement is not executed by October 15, 2004, this MOU will terminate and Parties will have no obligations towards each other except those mentioned in Article 14.




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

Article 5 - Covenants and Agreements

5.1 Operation of Southern Gas Business. Following the execution of this MOU and until the Closing Date, SOUTHERN GAS shall:

     (a) use all reasonable efforts that the SOUTHERN GAS Business will be conducted in the usual and ordinary course of business so as to maintain it as a going concern;

     (b) except for the contemplated acquisition of additional equity in the Extraction Company and other arms' length transactions that are designed to enhance the value of the SOUTHERN GAS BUSINESS (all of which will be disclosed to and discussed with AUGI and its representatives prior to consummation), use all reasonable efforts to ensure that SOUTHERN GAS will refrain from acquiring, disposing of or encumbering any material assets or entering into any significant long term obligation of any nature whatsoever with respect to the Southern Gas Business;

     (c) fully cooperate (and shall cause its affiliates, employees and agents to cooperate in good faith) with AUGI with a view to permitting the latter to prepare itself in optimal conditions to continue the Southern Gas Business.

5.2 Board of Directors. The Board of Directors of AUGI and its consolidated subsidiaries, including the Southern Gas Group, shall consist of seven persons; (a) three of whom shall be designated by SOUTHERN GAS; (b) three of whom shall be designated by AUGI; and (c) one of whom shall be a person who shall be mutually agree upon by SOUTHERN GAS and AUGI; provided, that such seventh director and one of the three AUGI designees shall be deemed to be "independent" directors within the meaning of the Sarbanes Oxley Act of 2002. It is contemplated that Messrs. Sarkis and Pogodin will be included in the designees of SOUTHERN GAS on such boards of directors. Each of The Rubin Family Irrevocable Stock Trust, Vertex Capital Corporation, other principal AUGI stockholders, and the Southern Gas Equity Owners shall enter into a voting agreement at the Closing, under which such persons shall agree for a period of not less than three (3) years following the Closing to vote their shares of AUGI Common Stock for such seven person board of directors, consisting of three SOUTHERN GAS designees, three AUGI designees, and one mutually acceptable additional director.

5.3 Management. The existing management of the Southern Gas Group shall continue to be responsible for the day-to-day operations of the Southern Gas Business in Rostov and elsewhere. Representative of AUGI shall continue to be responsible for all public filings, public announcements, financial reporting and the day-to-day operation of a publicly traded company in the United States. The principal executive officers of AUGI and its Southern Gas Group subsidiaries shall be as mutually agreed upon by the Parties and included in the Final Agreement. Appropriate employment and non-competition agreements will also be entered into for both the Russian and United States management teams.

5.4 Post Closing Financing. In order to fund both the internal and external growth of the Southern Gas Business, promptly following the Closing Date, AUGI and its Southern Gas Group subsidiaries shall undertake to raise debt and/or equity financing of between (U.S.) $10.0 million to $25.0 million; all upon such terms and conditions as shall be acceptable to the AUGI board of directors and stockholders. AUGI and its current management and affiliates will use their collective best efforts to consummate such post-closing financing on commercially competitive terms.




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

5.5 Southern Gas Business Plan. In order to facilitate such Post-Closing Financing as well as the preparation and filing of other disclosure documents that AUGI shall be required to file with the United States Securities and Exchange Commission, on or before October 15, 2004, SOUTHERN GAS shall provide AUGI with a three year business plan containing therein
     (a) a full description of the Southern Gas Business, as currently operated and proposed to be operated by the Extraction Company, the Pipeline Company and the Equipment Company, (b) descriptions and biographies of management,
     (c) historical and projected financial statements, and (d) such other information as AUGI shall request in writing (the "Southern Gas Business Plan").

5.6 Listing on National Securities Exchange. Promptly following the Closing of the Transaction, AUGI shall apply to list its AUGI Common Stock for trading on any one of the NASD OTC-Bulletin Board, the American Stock Exchange or the NASDAQ Stock Exchange.

Article 6 - Facilitation of Transition

SOUTHERN GAS covenants and undertakes to make all reasonable efforts upon due consultation with AUGI (both internally and in contacts with customers, suppliers or other relevant parties) to ensure that the activities continue in the normal course of business and without interruption, both prior to and for a reasonable period of time after closing, and that AUGI or the BUYER will obtain the full benefit of the activities and shall execute such documents and take such other steps (or procure other parties to do so) as are necessary or appropriate for such smooth transition.

Article 7 - Exclusivity

The Parties agree that AUGI shall have the exclusive right to enter into negotiations with SOUTHERN GAS and the Southern Gas Equity Owners with regard to the Transaction contemplated hereby. Accordingly, from the date of this MOU and until October 15, 2004, neither SOUTHERN GAS nor the Southern Gas Equity Owners will negotiate with, enter into, or offer the opportunity to enter into, any sale, lease or other arrangement with any person, firm or corporation (other than AUGI or the BUYER) that could reasonably be expected to frustrate the proposed Transaction with AUGI or the BUYER. If a Final Agreement shall not be executed by October 15, 2004, AUGI's exclusive right to negotiate the Final Agreement and the proposed Transaction shall terminate. SOUTHERN GAS and the Southern Gas Equity Owners each agree that it and they shall actively pursue in good faith all reasonable efforts to prepare all necessary disclosure schedules to and execute such Final Agreement by October 15, 2004; provided, that counsel to AUGI shall submit to legal counsel to SOUTHERN GAS the initial draft of the Final Agreement by not later than September 1, 2004.

Article 8 -Expiration

The agreements of the Parties contained in this MOU shall terminate and cease to have any effect as of October 15, 2004, unless, on or before such date, the Final Agreement shall have been duly executed by the Parties, or this Agreement shall have been extended by mutual agreement of the Parties. In the event of such termination, the Parties shall have no obligations towards each other, except for the undertakings as set forth under Article 9, 11 and 12 below.



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

Article 9 - Confidentiality

9.1. The Parties shall keep the existence and the contents of this MOU strictly confidential, except for legally required disclosure or information duties. The Parties agree that they will not copy or distribute any part of this MOU or disclose any of its contents to any party, other than their employees, legal representatives and other advisors in connection with the Transaction contemplated herein, without the express written consent of the other Party, and then only on condition that such advisers adhere to the same duties of confidentiality.

9.2. Press releases and public information shall be worked out in due time and in accordance with applicable United States and Russian legislation and regulations and approved by both SOUTHERN GAS and AUGI, such approval not to be unreasonably withheld or delayed.

Article 10 - Costs

The Parties shall each bear their own fees and expenses incurred in connection with the contemplated Transaction.

Article 11 - Governing law

This MOU shall be governed and construed in accordance with the laws of the Russian Federation; provided, that all matters involving AUGI securities shall be governed by United States securities laws and the laws of the State of Delaware, United States.

Article 12 - Choice of forum

Any disputes arising in connection with this Agreement or the Final Agreement shall be submitted exclusively to final and binding arbitration in accordance with the then prevailing Rules of Arbitration of the International Chamber of Commerce. Any such arbitration shall be held in London, England.

Article 13 - Non compete clause

The Final Agreement shall provide that neither SOUTHERN GAS nor any of its affiliates shall commence, directly or indirectly, any activity that competes with the Southern Gas Business for a period of three (3) years after Closing.

Article 14 - Non-binding agreement

For the avoidance of doubt, with the exception of the provisions contained in Articles 7, 8, 9, 10, 11 and 12 above, neither this MOU nor the terms and conditions set forth in this MOU are intended to represent a legal and binding obligation of any of the Parties hereto. For the avoidance of doubt, except as set forth in said Articles 7, 8, 9, 10, 11 and 12, the legal rights and obligations of the parties shall arise only pursuant to the terms and conditions of the Final Agreement, as, if and when the same shall be duly executed by AUGI, SOUTHERN GAS, the Southern Gas Equity Owners and the BUYER.




                   [balance of page intentionally left blank]



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



IN WITNESS WHEREOF, the Parties hereto have executed this MOU on the day and year first written above, in two original copies, each Party acknowledging receipt of the same.



SOUTHERN GAS COMPANY
(INN:6164207982, Certificate of registration of legal person, series 61 No. 003266599)


By:_____________________________
Name:       _______________________,
Title:     ______________________


AMERICAN UNITED GLOBAL, INC.



By:____________________________________
Name:  Robert M. Rubin,
Title:   President and Chief Executive Officer


SOUTHERN GAS EQUITY OWNERS:



____________________________________



____________________________________



____________________________________



___________________________________